EXHIBIT 99.1

ARBINET BOARD FORMS SPECIAL COMMITTEE TO REVIEW STRATEGIC

ALTERNATIVES TO ENHANCE SHAREHOLDER VALUE

New Brunswick, NJ, October 23, 2006 – Arbinet-thexchange, Inc. (NasdaqGM: ARBX) today announced that its Board of Directors has formed a Special Committee of independent directors to explore a broad range of strategic alternatives to further enhance shareholder value. These alternatives include, but are not limited to, a revised business plan, operating partnerships, joint ventures, strategic alliances, a recapitalization, and the sale or merger of the Company.

The Special Committee, which consists of Robert C. Atkinson, Michael J. Donahue, Roger H. Moore and Michael J. Ruane, will oversee the review of alternatives, ensure a robust process and make associated recommendations to the full Board of Directors. The Special Committee has retained Jefferies & Company, Inc. as its financial advisors and Goodwin Procter LLP as its legal counsel to assist in this effort.

In reaching the decision to appoint a Special Committee to review strategic alternatives, Arbinet’s Board considered an alternative business plan for the Company that was proposed by one of Arbinet’s current Board members, Alex Mashinsky. The Board concluded that the value creation that may be achieved through the exploration of strategic alternatives currently outweighs the execution and financial risk associated with Mr. Mashinsky’s alternative business plan. While the Board believes that the exploration of strategic alternatives is currently in the best interest of Arbinet shareholders, the Special Committee intends to include Mr. Mashinsky’s plan as one of the strategic alternatives under consideration. There can be no assurance that the exploration of alternatives will result in any changes to the Company’s current business plan or any transaction or agreement.

Curt Hockemeier, President and Chief Executive Officer of Arbinet, said, “Over the last five years, we have established a solid operating and financial foundation, which includes Arbinet’s powerful, low-cost transaction management platform, 33 patents, a global exchange footprint, and a strong balance sheet. These differentiators have enabled us to stabilize Arbinet’s traditional business. However, the markets in which we operate continue to be volatile. Accordingly, the Board believes that it is appropriate to evaluate all opportunities available to the Company to capitalize on Arbinet’s heritage of innovation and further enhance shareholder value.”

Mr. Donahue, Chairman of the Special Committee, said, “Arbinet’s Board and leadership team have been and remain focused on fully realizing the value of our company. As the Board reviews the broad range of strategic alternatives available, we have a solid management team committed to Arbinet whose attention remains firmly rooted on driving execution within the business and meeting our members’ needs.”

About Arbinet

Arbinet solutions simplify the exchange of digital communications in a converging world. These include exchanges, a transaction management platform and managed services, which streamline performance and improve profitability for Members.

Arbinet’s 600+ voice and data Members, including the world’s 10 largest international carriers, use Arbinet’s Internet based electronic platforms to buy, sell, deliver and settle transactions valued at about $500 million in 2005. These Members include fixed, mobile and VoIP carriers, ISPs and content providers from more than 60 countries who exchange voice, data, content and value added services.

Forward-Looking Statements

This press release contains forward-looking statements, including but not limited to statements about the Company’s strategic and business plans. Various important risks and uncertainties may cause the Company’s actual results to differ materially from the results indicated by these forward-looking statements, including, without limitation: the effects and outcomes of the Company’s exploration of strategic alternatives, the decision by Arbinet to explore one or more strategic alternatives, and the ability to successfully implement any such plan, whether any of the strategic alternatives will result in enhanced shareholder value, and whether the Company’s exploration of strategic alternatives will result in any change to the Company’s current business plan or any transaction or agreement. For a further list and description of the risks and uncertainties the Company faces, please refer to the Company’s Annual Report on Form 10-K and other filings, which have been filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise and such statements are current only as of the date they are made.

Contacts:

Jack Wynne

(732) 509-9230

Eric Brielmann / Tim Lynch

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449